Exhibit 19.1

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Insider Trading Policy

Owner: Legal

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CHANGE HISTORY

Version	Approval Date	Approved by	Updated by	Summary of changes
2016-1	July 1, 2016	Audit Committee	Joshua Oliver	Initial Document
2017-1	October 10, 2017	BOD	Gary Lax	Revised Policy to fit Public Regulations
2018-1	May 29, 2018	BOD	Gary Lax	Annual Review
2019-1	January 1, 2019	Corporate Governance Committee	Heather Quinn	Addition of Anti-Hedging Language
2019-2	May 28, 2019	BOD	Heather Quinn	Ratification of Policy
2019-3	October 31, 2019	BOD	Heather Quinn	Addition of Anti-Pledging Language, Stock Ownership Policy, and Blackout Period
2020-1	May 26, 2020	BOD	Heather Quinn	Ratification of Policy
2021-1	May 26, 2021	Corporate Governance Committee	Luse Gorman	Revised to include the prohibition of holding of Company securities by specified persons in a margin account
2022-1	February 22, 2022	BOD	Michele Weber and Luse Gorman

Added Metropolitan Bank Holding Corp. logo,

Added language on filing or furnishing of a Form 8-K,

Added a section on investing in Company stock in the 401(K) plan, Added language on pre-clearance of 10b5-1, Re-defined the phrase “Designated Employees”

2022-2	May 31, 2022	BOD	Michele Weber	Ratification of Policy

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Version	Approval Date	Approved By	Updated By	Summary of Changes
2023-1	April 19, 2023	Corporate Governance and Nominating Committee	Michele Weber

Added language to address revisions to rules regarding 10b5-1 plans, including the fact that certain information regarding such plans implemented by directors and senior officers will be disclosed in the Company’s SEC filings (10-Qs and 10-K).

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Contents

POLICY STATEMENT1

STATEMENT OF POLICIES1

TRANSACTIONS UNDER COMPANY PLANS3

ADDITIONAL PROHIBITED TRANSACTIONS4

STRICT COMPLIANCE EXPECTED5

OWNERSHIP AND ADMINISTRATION5

ADDENDUM TO INSIDER TRADING POLICY6

Sample Email Regarding Periodic Blackout Period8

Sample Email Regarding Non-Periodic Blackout Period9

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PURPOSE OF POLICY

Metropolitan Bank Holding Corp. (the “Company”) is a public company, the common stock of which is traded on the New York Stock Exchange and registered under the Securities and Exchange Act of 1934 (the “Exchange Act”).  Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the U.S. Securities and Exchange Commission (the “SEC”).  Metropolitan Commercial Bank (the “Bank”) is the Company’s wholly owned subsidiary.

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by the federal securities laws.  Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely.  While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip or provide inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Board of Directors has adopted this Policy both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of insider trading laws.  This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).

The consequences of an insider trading violation can be severe:

Traders and Tippers.  Company personnel who trade on insider information, or who tip information to a person who then trades (even if the Company insider does not trade and does not profit from the tippee’s trading), may be subject to the following penalties:

●	A civil penalty of the greater of $1,000,000 or three times the profit gained or loss avoided;
●	A criminal fine of up to $5,000,000 (regardless of the size of the profit gained or loss avoided); and
●	A jail term of up to 20 years.

Control Persons.  Based on a Company insider’s unlawful trading or tipping, the Company and its supervisory personnel may be subject to the following penalties:

●	A civil penalty of the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the Company insider’s violation; and
●	A criminal penalty of up to $5,000,000 for an individual or $25,000,000 for the Company.

STATEMENT OF POLICIES

It is the policy of the Company that no director, officer or other employee of the Company (references to the Company include the Bank and other subsidiaries of the Company or the Bank) who is aware of material nonpublic information relating to the Company  may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends.  In addition, it is the policy of the

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Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standard of conduct.

Policy Regarding the Confidentiality of Information Regarding the Company and the Disclosure of Information to Others.  Personnel of the Company should not discuss internal matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.  Personnel of the Company with knowledge of material nonpublic information should only disclose such information to other such personnel on a need-to-know basis.  The Company is required under Regulation FD of the SEC to avoid the selective disclosure of material nonpublic information.  The Company has established procedures for releasing material information in a manner designed to achieve broad public dissemination of the information immediately upon its release.  You may not, therefore, disclose information to anyone outside the Company or its business in an internet “chat room” or similar internet-based form.

Material Information.  Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities.  Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.  Some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;
●	Earnings that are inconsistent with the consensus expectations of the investment community;
●	Financial or accounting problems;
●	Significant non-recurring gains or losses;
●	Events that could result in restating financial information;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	A stock repurchase program;
●	A stock or debt offering;
●	Any event requiring the filing or furnishing of a Form 8-K; and
●	A change in management.

Twenty-Twenty Hindsight.  Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight.  As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

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When Information is “Public”.  If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully.  To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the information is released.  If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Wednesday.  If an announcement were made on a Friday (or before the market opens on Monday), Tuesday generally would be the first eligible trading day.

Transactions by Family Members.  The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities).  You are responsible for the transactions of these and other persons, and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Applicability of Policy to Inside Information Regarding Other Companies.  This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies and entities, including the Company’s customers, vendors, suppliers or acquisition candidates (collectively, the “business partners”) when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties and termination of employment may result from trading on inside information regarding the Company’s business partners. All employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Black Out Periods Relating to Earnings Releases. As a precaution, the Company specifically prohibits directors, senior officers and certain Designated Employees (as defined in the Addendum attached to this Policy) from engaging in any transaction involving a purchase or sale of the Company’s securities during any period commencing with the 20th day of the third month of each calendar quarter (March 20, June 20, September 20 and December 20) and ending at the close of business on the trading day following the date of public disclosure of financial information for that quarter (each a “Black-Out Period”). An email will be sent to each director, senior officer and Designated Employee confirming the commencement of the quarterly Blackout Period. This policy is set forth in the Addendum to this Policy.  It should be noted that just because an individual is not specifically “blacked-out” from trading does not exclude them from this policy. Once again, any person who possesses material nonpublic information regarding the Company is prohibited from entering into transactions involving the Company’s stock until such information becomes available to the public.

TRANSACTIONS UNDER COMPANY PLANS

Stock Option Exercises.  The Company’s insider trading policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements.  The policy does apply, however, to any sale of stock following exercise or as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards.  The Company’s insider trading policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect

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to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of vested restricted stock.

401(k) Plan. You may not (i) initiate a transfer of funds into or out of the Company stock fund or (ii) elect to invest, change an investment election in or change the amount invested in Company stock through the Bank’s 401(k) plan during a Black-Out Period or while in possession of material non-public information regardless of whether or not a Black-Out Period is in effect.  However, this policy does not apply to purchases of Company stock in the Company stock fund in the 401(k) Plan made on your behalf via automatic payroll deductions pursuant to a prior election.

ADDITIONAL PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities.  It is, therefore, the Company’s policy that directors, officers and other employees may not engage in any of the following transactions:

Short-term Trading.  An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.  For these reasons and to comply with Section 16(b) of the Exchange Act prohibiting short-swing profit transactions, any director, senior officer or Designated Employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase or purchase any company securities of the same class during the six months following the sale.

Short Sales.  Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, short sales of the Company’s securities are prohibited by this Policy.  In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Margin Accounts and Pledges.  Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities held in an account that may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws. Therefore, directors, officers and other designated employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.  An exception to this prohibition may be granted by approval of the Board.

Hedging and Other Derivative Transactions. Directors, officers, and employees are also prohibited from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Company common stock or engaging in speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under the Company’s benefit plans) or other derivatives.

Post-Termination Transactions.  This Policy continues to apply to your transactions in Company securities even after you have terminated employment or directorship.  If you are in

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possession of material nonpublic information when your employment or directorship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Pre-Clearance for Rule 10b5-1 Plans.  Directors and senior officers may not implement a trading plan which meets the requirements of SEC Rule 10b5-1 (including satisfaction of a cooling-off period and inclusion in the plan of certain certifications) at any time without prior notification to the Corporate Secretary.  Directors and senior officers may only enter into a trading plan when they are not in possession of material non-public information.  In addition, directors and senior officers may not enter into a trading plan during a Black-Out Period.  Once notification of a trading plan has been provided and, assuming the plan complies with SEC Rule 10b5-1 including that the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts, trades made pursuant to the plan will not require further approval.  However, transactions conducted under a trading plan must be promptly reported to the Corporate Secretary who will prepare or cause to be prepared, the necessary Form 4.  Further, certain information regarding the trading plan will be required to be disclosed in the Corporation’s SEC filings, including a description of the material terms of such trading plan.

STRICT COMPLIANCE EXPECTED

The Company expects the strictest compliance with these procedures by all personnel at every level.  Failure to follow these procedures may result in severe legal difficulties for you, as well as for the Company.  A failure to follow both the letter and the spirit of this memorandum shall be considered a matter of extreme seriousness and may be grounds for termination of employment or other disciplinary action, whether or not the failure to comply results in a violation of law.  Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish the Company’s and an individual’s reputation and irreparably damage a career.

Company Assistance.  Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Corporate Secretary, who can be reached at (212) 659-0638.  Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee.

OWNERSHIP AND ADMINISTRATION

POLICY OWNER	Legal
APPROVAL AUTHORITY	Corporate Governance Committee

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ADDENDUM TO INSIDER TRADING POLICY

Metropolitan Bank Holding Corp. (the “Company”) is a public company, the common stock of which is traded on the New York Stock Exchange and registered under the Securities and Exchange Act of 1934 (the “Exchange Act”).  Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the U.S. Securities and Exchange Commission (the “SEC”).  Metropolitan Commercial Bank (the “Bank”) is the Company’s wholly owned subsidiary.

As a public company, the directors, officers and employees of the Company have a responsibility not to participate in the market for the Company’s common stock while in possession of “material information” about the Company that has not been publicly disclosed.  Under the Insider Trading and Securities Enforcement Act of 1988 (“Act”), the Company can be held liable for employee violations of the insider trading laws, unless it has adopted policies and procedures to prevent insider trading.  Efforts by the SEC to police insider trading laws have highlighted the need for awareness of the responsibilities and potential liability in this area.  Executive officers and directors of the Company are also subject to various reporting obligations regarding their ownership, and changes in their ownership, of Company common stock.

The Company has adopted policies and procedures regarding insider trading and the confidentiality of information that are applicable to all employees, officers and directors.  This addendum addresses additional restrictions that are applicable only to Directors, Senior Officers and Designated Employees of the Company.

Additional Restrictions on Purchases and Sales during Certain “Blackout” Periods

The following additional procedures with respect to the participation in the market for the Company’s common stock by the directors, senior officers and Designated Employees of the Company have been adopted by the Board of Directors in order to assure compliance with the federal securities laws. It should be emphasized that these procedures are designed to: (i) avoid even the appearance of trading on insider information, (ii) as a cautionary matter, eliminate the ongoing question of when knowledge of unreported quarterly and year-end financial information may be considered “material” under the insider trading laws, and (iii) enable the Company to assure that the insider trading reporting requirements of Section 16 of the Exchange Act are being complied with.  This is in addition to the general prohibition on participation in the market for the common stock while in possession of material, nonpublic information, regardless of the time period.

The following procedures must be followed by directors, senior officers and Designated Employees:

1.  Quarterly Blackout Periods.  During the period commencing on the 20th day of the third month of each calendar quarter (March 20, June 20, September 20 and December 20) and ending at the end of the first full trading day after the financial results of the quarter or year-end have been publicly announced, directors, senior officers and Designated Employees must refrain from participating, directly or indirectly, in the market for the common stock.  The prohibition on trading during the blackout periods is in addition to the general prohibition, which could apply at

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any time during the year, on trading while in possession of material, nonpublic information regarding the Company.

2.  Pre-Clearance of all Trades.  Prior to the execution, or the placing, of any order with respect to, or any trades in, the Company’s common stock, the Corporate Secretary must be notified in writing.  This will enable the Company to better assure compliance with the prohibition on trading during the quarterly blackout periods or while in possession of material, nonpublic information, as well as the reporting obligations (e.g., Forms 4 and 5 under Section 16(a) of the federal securities laws) relating to changes in the stock ownership by executive officers and directors.

The following positions are hereby designated “senior officer” positions for purposes of the Company policy on participating in the market for the Company’s Common Stock during the Black-Out Periods:

●	All employees designated Senior Vice President and above

The following positions are hereby deemed “Designated Employees” for purposes of the Company policy on participating in the market for the Company’s Common Stock during the Black-Out Periods:

●	All employees that work in: Accounting, Financial Reporting, Treasury and Legal.

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Sample Email Regarding Periodic Blackout Period

Subject: Metropolitan Bank Holding Corp. Quarterly Blackout Period

This email is to inform you that the quarterly blackout period for the current quarter is now in effect and you are restricted from trading in Metropolitan Bank Holding Corp. common stock or initiating any other prohibited transaction in accordance with the Company’s Insider Trading Policy. If you currently have an outstanding standing order, you must immediately terminate such order.  This restriction will last at least until the opening of the market on the second business day following the public release of Metropolitan Bank Holding Corp.’s [first/second/third/fourth] quarter [year] earnings. You will be informed of the exact date on which this quarterly blackout period will end.

Blackout Periods

As a senior officer, director or Designated Employee of Metropolitan Commercial Bank and/or Metropolitan Bank Holding Corp. (the “Company”), you are restricted from trading Metropolitan Bank Holding Corp. common stock or initiating any other prohibited transaction during certain times of the year in accordance with the Company’s Insider Trading Policy. The purpose of these restrictions is to avoid insider trading based on information that is not available to the general public in violation of the securities laws, or the appearance thereof. Periods during which trading is restricted are referred to as “blackout periods.”

The Company will enforce a blackout period in conjunction with fiscal quarter and fiscal year earnings reporting, or when a developing material event or potential material event has not been made public.

Code of Conduct and Insider Trading Policy

Please refer to the Company’s Code of Conduct and Insider Trading Policy for further information and remember that you are prohibited from using or sharing insider information for stock trading purposes or for any other purpose except to conduct the Company’s business. Once this quarterly blackout period ends, you are still subject to the normal rules requiring pre-clearance of transactions in the Company’s securities.

It is your responsibility to ensure that you are at all times in compliance with the Company’s Code of Conduct and Insider Trading Policy.

If you have any questions, please reach out to the Corporate Secretary at (212) 659-0638.

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Sample Email Regarding Non-Periodic Blackout Period

Subject: Metropolitan Bank Holding Corp. Blackout Period

This email is to inform you that, based on recommendations from counsel, a blackout period is now in effect and you are restricted from trading in Metropolitan Bank Holding Corp. common stock or initiating any other prohibited transaction in accordance with the Company’s Insider Trading Policy. If you currently have an outstanding standing order, you must immediately terminate such order.  You will be informed of the exact date on which this blackout period will end.

Blackout Periods

As a senior officer, director or Designated Employee of Metropolitan Commercial Bank and/or Metropolitan Bank Holding Corp. (the “Company”), you are restricted from trading Metropolitan Bank Holding Corp. common stock or initiating any other prohibited transaction during certain times of the year in accordance with the Company’s Insider Trading Policy. The purpose of these restrictions is to avoid insider trading based on information that is not available to the general public in violation of the securities laws, or the appearance thereof. Periods during which trading is restricted are referred to as “blackout periods.”

The Company will enforce a blackout period in conjunction with fiscal quarter and fiscal year earnings reporting, or when a developing material event or potential material event has not been made public.

Code of Conduct and Insider Trading Policy

Please refer to the Company’s Code of Conduct and Insider Trading Policy for further information and remember that you are prohibited from using or sharing insider information for stock trading purposes or for any other purpose except to conduct the Company’s business. Once this blackout period ends, you are still subject to the normal rules requiring pre-clearance of transactions in the Company’s securities.

It is your responsibility to ensure that you are at all times in compliance with the Company’s Code of Conduct and Insider Trading Policy.

If you have any questions, please reach out to the Corporate Secretary at (212) 659-0638.

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